Commission File Number:1-8594


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


(Check One): [ ] Form 10-K or 10-KSB [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q
             or 10-QSB [ ] Form 10-D [ ] Form N-SAR [ ] Form N-CSR

For Period Ended:  March 31, 2007

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:  _________


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Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

Part I - Registrant Information
-------------------------------

Full Name of Registrant:   Presidential Realty Corporation
Former name if applicable:
Address of Principal Executive Office (Street and Number): 180 South Broadway, White Plains, New York 10605


Part II - Rules 12b-25(b) and (c)
---------------------------------

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]      (a)      The reasons  described in  reasonable  detail in Part III of this form could not be eliminated  without  unreasonable
                  effort or expense;
[X]      (b)      The subject annual report, semi-annual report, transition
                  report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form
                  N-CSR, or portion thereof, will be filed on or before the
                  fifteenth calendar day following the prescribed due date; or
                  the subject quarterly report or transition report on Form
                  10-QSB or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
[ ]      (c)      The accountant's statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.

Part III - Narrative
--------------------

         State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-QSB, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         Work has not yet been completed on the evaluation of the impact of Financial Accounting Standards Board Interpretation No. 48.



Part IV - Other Information
---------------------------

(1) Name and telephone number of person to contact in regard to this notification:

         Jeffrey F. Joseph             (914)                   948-1300
         (Name)                      (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 of 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                         PRESIDENTIAL REALTY CORPORATION
                  (Name of Registrant as specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: May 15, 2007                       By:  /s/ Jeffrey F. Joseph
                                              ------------------------------
                                              Name:  Jeffrey F. Joseph
                                              Title: Chief Executive Officer